EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMMENCES TENDER OFFER FOR ITS 6.500% SENIOR NOTES DUE 2024

NEW YORK, NY, January 14, 2021 - Mercer International Inc. (Nasdaq: MERC) today announced that it has commenced a cash tender offer (the “Tender Offer”), for any and all of its outstanding 6.500% Senior Notes due 2024 (the “Notes”). The Tender Offer is made pursuant to an Offer to Purchase and related Notice of Guaranteed Delivery which set forth the terms and conditions of the Tender Offer.

The Offer to Purchase more fully sets forth the terms of the Tender Offer. The Notes and other information relating to the Tender Offer are listed in the table below:

Notes	CUSIP Number	Principal Amount Outstanding	Issuer	Consideration
6.500% Senior Notes due 2024	588056AU5	$250,000,000	Mercer International Inc.	US$	1,018.35	(1)

(1)

Per US$1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in cash in addition to the Consideration, up to the Settlement Date (as defined below) for the Tender Offer.

The Tender Offer is scheduled to expire at 5:00 p.m. Eastern Time on January 21, 2021 (the “Expiration Time”), unless extended or earlier terminated.

The consideration to be paid for each US$1,000 principal amount of the Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is US$1,018.35, plus accrued and unpaid interest on the Notes from the last interest payment date up to, but not including, the Settlement Date (as defined herein). Assuming the Tender Offer is not extended, we expect that the Tender Offer will settle and payment will be made on January 26, 2021 (the “Settlement Date”), including with respect to Notes tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase.

The Tender Offer is subject to certain conditions, including the receipt by us of net proceeds from one or more new debt financings on terms and conditions satisfactory to us in an amount sufficient to pay for all Notes accepted for payment in the Tender Offer. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. We may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offer at any time in our sole discretion.

We currently intend to issue today a conditional notice of redemption for Notes that are not accepted for purchase under the Tender Offer, at a redemption price of US$1,016.25 per US$1,000 principal amount of such Notes, plus accrued and unpaid interest, in accordance with the terms and conditions of the indenture governing the Notes. We currently expect the redemption date for the Notes to be February 13, 2021. This press release is not a notice of redemption.

As described in the Offer to Purchase, tendered Notes may be withdrawn at any time before the earlier of (i) the expiration time of the Tender Offer and (ii) if the Tender Offer is extended, the 10th business day after the commencement of the Tender Offer. Notes tendered pursuant to the Tender Offer may also be withdrawn at any time after the 60th business day after commencement of the Tender Offer if for any reason the Tender Offer has not been consummated within 60 business days of commencement.

We have retained Credit Suisse Securities (USA) LLC to serve as the dealer manager for the Tender Offer. Questions regarding the tender offer may be directed to Credit Suisse at (212) 325-6340 or (800) 820-1653 (toll free).

We have also retained D.F. King & Co., Inc. to serve as the Information Agent and Tender Agent for the Notes in the tender offer.

The tender offers are being made pursuant to the terms and conditions contained in the Offer to Purchase and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc. New York: (212) 269 5550 (Banks and Brokers) or (866) 530 8635 (toll free), or via mercer@dfking.com.

Copies of the Offer to Purchase and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/mercer.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase and the related Notice of Guaranteed Delivery. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, the Dealer Manager or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offer.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi, FCPA, FCA

Chief Executive Officer

(604) 684-1099